Exhibit 99 to Form 3
                               CNE Group, Inc. on
                          Behalf of Gary L. Eichsteadt

Note 1: The reported securities are attached to 2,433,969 shares of CNE Group, Inc. Class C Preferred Stock acquired on April 23, 2003